UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Redwoods Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

EXPLANATORY NOTE

On November 2, 2023, Redwoods Acquisition Corp. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “Proxy Statement”) for the Special Meeting of Stockholders to be held on November 13, 2023 at 9:00 a.m. EST. On November 6, 2023, the Company filed with the SEC Supplement No.1, dated November 3, 2023, to the Proxy Statement (“Supplement No. 1” and together with the Proxy Statement, the “Definitive Proxy Statement”). The Company is filing these definitive additional proxy materials on November 7, 2023, to amend and supplement certain information in the Definitive Proxy Statement. No other information in the Definitive Proxy Statement has been revised, supplemented, updated or amended.

SUPPLEMENT NO. 2, DATED NOVEMBER 7, 2023,

TO

DEFINITIVE PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF REDWOODS ACQUISITION CORP.

TO BE HELD ON NOVEMBER 13, 2023

The following disclosure corrects an error in the second proposal (“Proposal No. 2”) on the first page of Supplement No.1 regarding the payment to be deposited by Redwoods Capital LLC, the Company’s sponsor, or any of its affiliates or designees, into the Company’s trust account in order to extend by an additional month the date by which the Company must consummate a business combination, which should have been $35,000 instead of $60,000.

Extension Payment Clarification

Proposal No.2 on the first page of Supplement No.1 is hereby amended and restated in its entirety to read as follows:

“To amend (the “Trust Amendment”) the Investment Management Trust Agreement, dated March 30, 2022 (as amended by Amendment No.1 thereto, the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), to allow the Company to extend the date on which the Trustee must liquidate the trust account established by the Company in connection with the IPO (the “Trust Account”) if the Company has not completed its initial business combination, from the Amended Date (the date that is 20 months from the closing date of the IPO) by up to twelve (12) times for an additional one month each time from the Amended Date to the Extended Date by depositing $35,000 per month for each monthly Extension (the “Trust Amendment Proposal”).”

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